Exhibit 99.1

Simulations Plus

Integrating Science and Software

For Further Information:

Simulations Plus, Inc.

42505 10th Street West

Lancaster, CA 93534-7059

CONTACT:
Simulations Plus Investor Relations	Hayden IR
Ms. Renée Bouché	Mr. Cameron Donahue
661-723-7723	651-653-1854
renee@simulations-plus.com	cameron@haydenir.com

For Immediate Release:

June 4, 2012

Simulations Plus Reports Preliminary Third Quarter FY2012 Results

Net sales increase 4.9% to new 3rd quarter record of $2.77 million

LANCASTER, CA, June 4, 2012 – Simulations Plus, Inc. (NASDAQ: SLP), a leading provider of simulation and modeling software for pharmaceutical discovery and development, today reported preliminary revenues for its third quarter of fiscal year 2012 ended May 31, 2012 (3QFY12). Results below are reported for continuing operations (without the discontinued operations of the Company’s former Words+ subsidiary).

3QFY12 highlights compared with 3QFY11:

•	This was the Company’s 19th consecutive profitable quarter, and the 41st of the last 43 quarters
•	Preliminary revenues increased to $2.77 million from $2.64 million – a new record for any 3rd quarter
•	Approximately 15% of revenues came from new software licenses
•	Approximately 0.14% of revenues came from consulting studies
•	Cash as of May 31, 2012 was approximately $12.99 million, up 33.7% from $9.71 million on May 31, 2011. On May 8, just under $0.8 million was distributed for the Company’s second ongoing cash dividend of $0.05 per share per quarter.

Momoko Beran, chief financial officer of Simulations Plus, said: “Our trend of sustained growth and profitability continues with yet another new 3rd quarter record. We continue to maintain a strong balance sheet, with our cash now approximately $12.99 million after distributing almost $1.6 million in dividends since March, and we continue to have no debt.”

About Simulations Plus, Inc.

Simulations Plus, Inc., is a premier developer of groundbreaking drug discovery and development simulation software, which is licensed to and used in the conduct of drug research by major pharmaceutical and biotechnology companies worldwide. For more information, visit our Web site at www.simulations-plus.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 – With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Words like “believe,” “expect” and “anticipate” mean that these are our best estimates as of this writing, but that there can be no assurances that expected or anticipated results or events will actually take place, so our actual future results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of new software and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, our ability to identify and close acquisitions on terms favorable to the Company, and a sustainable market. Further information on our risk factors is contained in our quarterly and annual reports as filed with the Securities and Exchange Commission.

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